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                            ASSET PURCHASE AGREEMENT


                                  by and among:


                              DIGITAL RIVER, INC.,
                             a Delaware corporation;


                          PUBLIC SOFTWARE LIBRARY LTD.,
                          a Texas limited partnership;


                                       and


                                  its Partners

                           ---------------------------

                           Dated as of April 15, 1999

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

                                TABLE OF CONTENTS

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     SECTION 1.   DESCRIPTION OF TRANSACTION......................................................................1

         1.1      Assets to be Transferred........................................................................1

         1.2      Excluded Assets.................................................................................3

         1.3      Liabilities to be Assumed.......................................................................3

         1.4      Liabilities Not to be Assumed...................................................................4

         1.5      Purchase Price..................................................................................5

         1.6      Sales Taxes.....................................................................................5

         1.7      Allocation......................................................................................5

         1.8      Closing.........................................................................................5

         1.9      Resale Shelf....................................................................................6

     SECTION 2.   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PARTNERS.......................................6

         2.1      Due Organization; Good Standing; Authority; No Subsidiaries.....................................7

         2.2      Partnership Documents; Records..................................................................7

         2.3      Capitalization..................................................................................7

         2.4      Financial Statements............................................................................7

         2.5      Absence of Changes..............................................................................8

         2.6      Title to Assets.................................................................................9

         2.7      Bank Accounts; Receivables.....................................................................10

         2.8      Equipment; Leasehold...........................................................................10

         2.9      Proprietary Assets.............................................................................10

         2.10     Contracts......................................................................................12

         2.11     Liabilities....................................................................................13

         2.12     Compliance with Legal Requirements.............................................................13

         2.13     Governmental Authorizations....................................................................14

         2.14     Tax Matters....................................................................................14

         2.15     Employee and Labor Matters; Benefit Plans......................................................15

         2.16     Environmental Matters..........................................................................16

         2.17     Insurance......................................................................................16

         2.18     Related Party Transactions.....................................................................17

         2.19     Legal Proceedings; Orders......................................................................17

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                                TABLE OF CONTENTS
                                   (CONTINUED)
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         2.20     Customers......................................................................................17

         2.21     Material Relationships.........................................................................18

         2.22     Sales Policies; Warranties.....................................................................18

         2.23     Brokers and Finders............................................................................18

         2.24     Authority; Binding Nature of Agreement.........................................................18

         2.25     Non-Contravention; Consents....................................................................18

         2.26     Real Estate Lease..............................................................................19

         2.27     Full Disclosure................................................................................19

     SECTION 3.   REPRESENTATIONS AND WARRANTIES OF BUYER........................................................19

         3.1      SEC Filings; Financial Statements..............................................................19

         3.2      Authority; Binding Nature of Agreement.........................................................20

         3.3      Valid Issuance.................................................................................20

         3.4      Brokers and Finders............................................................................20

         3.5      Full Disclosure................................................................................20

     SECTION 4.   ADDITIONAL COVENANTS OF THE PARTIES............................................................20

         4.1      Filings and Consents...........................................................................20

         4.2      Public Announcements...........................................................................21

         4.3      Noncompetition Agreement; Investment Representation Letter.....................................21

         4.4      Release........................................................................................21

     SECTION 5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...................................................21

         5.1      Accuracy of Representations....................................................................21

         5.2      Performance of Covenants.......................................................................21

         5.3      Consents.......................................................................................21

         5.4      Agreements and Documents.......................................................................21

         5.5      No Restraints..................................................................................22

         5.6      No Legal Proceedings...........................................................................22

         5.7      Employees......................................................................................22

         5.8      Repayment of Note..............................................................................22

     SECTION 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..................................................22

         6.1      Accuracy of Representations....................................................................22


                                      ii.
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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         6.2      Performance of Covenants.......................................................................22

         6.3      Documents......................................................................................23

         6.4      No Restraints..................................................................................23

     SECTION 7.   INDEMNIFICATION................................................................................23

         7.1      Survival of Representations....................................................................23

         7.2      Indemnification by Seller and the Partners.....................................................23

         7.3      Threshold; Ceiling.............................................................................24

         7.4      Satisfaction of Indemnification Claim..........................................................24

         7.5      Defense of Third Party Claims..................................................................24

     SECTION 8.   MISCELLANEOUS PROVISIONS.......................................................................25

         8.1      Further Assurances.............................................................................25

         8.2      Fees and Expenses..............................................................................25

         8.3      Attorneys' Fees................................................................................25

         8.4      Notices........................................................................................25

         8.5      Confidentiality................................................................................26

         8.6      Headings.......................................................................................26

         8.7      Counterparts...................................................................................26

         8.8      Governing Law..................................................................................26

         8.9      Successors and Assigns.........................................................................27

         8.10     Remedies Cumulative; Specific Performance......................................................27

         8.11     Waiver.........................................................................................27

         8.12     Amendments.....................................................................................27

         8.13     Severability...................................................................................27

         8.14     Entire Agreement...............................................................................27

         8.15     Construction...................................................................................28

         8.16     Acknowledgement................................................................................28

         8.17     Amendment of Partnership Agreement.............................................................28


                                      iii.

                                    EXHIBITS

Exhibit A     -     Certain definitions

Exhibit B           Escrow Agreement

Exhibit C     -     Bill of Sale

Exhibit D     -     Assumption Agreement

Exhibit E     -     Form of legal opinion of Bartt G. Thompson P.C.

Exhibit F     -     Form of Proprietary Information Agreement

Exhibit G     -     Form of Noncompetition Agreement

Exhibit H     -     Investment Representation Letter

Exhibit I     -     Form of Release

Exhibit J     -     List of Seller key employees

Exhibit K     -     Form of legal opinion of Cooley Godward LLP

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of April 15, 1999, by and among: DIGITAL RIVER, INC., a Delaware corporation ("Buyer"); PUBLIC SOFTWARE LIBRARY LTD., a Texas limited partnership (the "Seller"); and all of the partners of Seller listed on the signature pages below (collectively, the "Partners"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Seller desires to transfer and sell, and Buyer desires to acquire, substantially all of the assets of Seller on the terms further set forth herein, promptly after which (and in no event later than twelve months following the closing of the purchase and sale of assets contemplated hereby), Seller is expected to dissolve and wind up its affairs in accordance with applicable law.

     B. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Buyer and by the Partners.

                                    AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1.    DESCRIPTION OF TRANSACTION

     1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall, and the Partners shall cause Seller to, sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Seller, other than the Excluded Assets (as hereinafter defined) (collectively, the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

              (a) TRADE RIGHTS. All Seller's interest in any Trade Rights. The Trade Rights include the items listed on Part 1.1(a) of the Disclosure Schedule.

              (b) OWNED REAL PROPERTY. All of the real property, including fixtures, buildings, improvements, and all appurtenant rights owned by Seller, including the real property described on Part 1.1(b) of the Disclosure Schedule (the "Owned Real Property").

              (c) LEASED REAL PROPERTY. All of the leases of real property with respect to real property leased by Seller, including the leases (the "Real Property Leases") described on Part 1.1(c) of the Disclosure Schedule with respect to the real property described thereon (the "Leased Real Property").


                                       1.

              (d) PERSONAL PROPERTY LEASES. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Seller, including all such leases (the "Personal Property Leases") described in Part 1.1(d) of the Disclosure Schedule.

              (e) MACHINERY AND EQUIPMENT. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use by Seller on the Closing Date.

              (f) ACCOUNTS RECEIVABLE. Any accounts receivable of Seller and customer credit card charges due to Seller.

              (g) INVENTORY. All inventories of raw materials, work-in-process and finished goods (including all such in transit) of Seller on the Closing Date (collectively the "Inventory").

              (h) CONTRACTS. All contracts, contractual rights, purchase orders and sales orders (hereinafter in this Section (h), "Contracts") of Seller listed below:

                      (i) All Contracts described and set forth in Part 1.1(h) of the Disclosure Schedule.

                      (ii) Every other Contract to which Seller is a party which Buyer elects to assume at any time after the Closing Date, by giving written notice to Seller as set forth herein; PROVIDED HOWEVER, that such election by Buyer shall not constitute a waiver of any rights of indemnification or other rights under this Agreement which Buyer may have by virtue of such Contract, or any of its provisions.

     The Contracts described in subsections (i) and (ii) above are hereinafter collectively described as the "Assumed Contracts." To the extent that any Assumed Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Each Partner, Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, each Partner and Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Seller, shall have no obligation pursuant to Section 1.1 or otherwise with respect to any such Assumed Contract and any such Assumed Contract shall not be deemed to be a Purchased Asset hereunder.

              (i) LITERATURE. All sales literature, promotional literature, instructional materials, catalogs and similar materials of Seller.


                                       2.

              (j) RECORDS AND FILES. All records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of Seller.

              (k)     NOTES. All notes payable to Seller described on
Part 1.1(k) of the Disclosure Schedule.

              (l) LICENSES; PERMITS. All licenses, permits and approvals of Seller.

              (m) CORPORATE NAME. The names "Public Software Library Ltd." and "Public Software Library" and all rights to use or allow others to use such names.

              (n) WEBSITE. The website "www.pslweb.com" and all rights to use such website and any intellectual property tights relating to the website or to the maintenance of the website.

              (o)     CASH AND CASH EQUIVALENTS. All cash and cash equivalents.

              (p) BANK ACCOUNTS. The bank accounts of Seller listed on Part 2.7(a) of the Disclosure Schedule.

     1.2 EXCLUDED ASSETS. The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Seller (collectively the "Excluded Assets"):

              (a) CONSIDERATION. The consideration delivered by Buyer to Seller pursuant to this Agreement.

              (b) TAX CREDITS. Federal, state and local income and franchise tax credits and tax refund claims.

              (c) CORPORATE FRANCHISE. Seller's franchise to be a partnership and corporate records having exclusively to do with the organization and capitalization of Seller. Buyer and its designated agents shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

              (d) TAX RECORDS. Seller's income and franchise tax returns and tax records. Buyer and its designated agents shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

     1.3 LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge to the extent indicated below the following, and only the following, specific debts, liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

              (a) LIABILITIES. The accounts payable and accrued liabilities reflected or reserved against on the Balance Sheet (as defined below), but only in the amounts so reflected or


                                       3.

reserved, and other liabilities incurred by Seller in the ordinary course of business since the date of the Balance Sheet, including accounting fees due to Dishongh & Thompson up to $3,000.

              (b) CONTRACTUAL LIABILITIES. Seller's liabilities and obligations arising from and after the Closing Date under and pursuant to the Assumed Contracts.

              (c) LIABILITIES UNDER PERMITS AND LICENSES. Seller's obligations arising from and after the Closing Date under the permits or licenses assigned to Buyer at the Closing.

     1.4 LIABILITIES NOT TO BE ASSUMED. Except as and to the extent specifically set forth in Section 1.3, Buyer is not assuming any debts, liabilities, obligations or contracts of Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of Seller. Notwithstanding the provisions of Section 1.3 and without limiting the generality of the foregoing, Buyer is not assuming and Seller shall not be deemed to have transferred to Buyer the following debts, liabilities, obligations and contracts of Seller:

              (a) TAXES ARISING FROM TRANSACTION. Any United States, foreign, state or other taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

              (b) INCOME AND FRANCHISE TAXES. Any liability or obligation of Seller or the Partners for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

              (c) INSURED CLAIMS. Any liability of Seller insured against, to the extent such liability is or will be paid by an insurer.

              (d) PRODUCT LIABILITY. All of Seller's obligations for repair and replacement in accordance with the terms of Seller's standard written warranty as set forth in Part 2.22 of the Disclosure Schedule.

              (e) LITIGATION MATTERS. Any liability or obligation with respect to any suits, actions, claims or proceedings, whether or not described in Part 2.19 of the Disclosure Schedule.

              (f) INFRINGEMENTS. Any liability to a third party under its intellectual property or other proprietary rights, including, but not limited to, claims arising out of the manufacture, use or sale of goods or apparatus, the performance of services, or the copying, modifying, distributing, performing or displaying of any work or mask work.

              (g) TRANSACTION EXPENSES. All liabilities, costs, obligations or expenses incurred by Seller in connection with this Agreement and the transactions contemplated herein.

              (h) LIABILITY FOR BREACH. Liabilities and obligations of Seller for any breach or failure to perform any of Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including any breach arising from assignment of contracts hereunder without consent of third parties.


                                       4.

              (i) LIABILITIES TO AFFILIATES. Liabilities and obligations of Seller to its present or former Affiliates.

              (j) VIOLATION OF LAW. Liabilities and obligations of Seller for any violation of or failure to comply with any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority.

     1.5 PURCHASE PRICE. As consideration for the sale of the Purchased Assets to Buyer:

              (a) at the Closing, Buyer shall issue and deliver 137,566 shares of Common Stock (the "Initial Shares") to Seller;

              (b) at the Closing, Buyer shall issue and deliver 24,276 shares of Common Stock (the "Escrow Shares") into an escrow account (the "Escrow Account") to be established as of the Closing Date (as defined below) pursuant to the provisions of the Escrow Agreement attached as Exhibit B (the "Escrow Agreement"); and

              (c) at the Closing, Buyer shall assume the Assumed Liabilities by delivering to Seller an Assumption Agreement in substantially the form of Exhibit C (the "Assumption Agreement").

     1.6 SALES TAXES. Seller shall bear and any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Purchased Assets to Buyer or in connection with any of the other transactions contemplated hereby.

     1.7 ALLOCATION. Promptly after the Closing, Buyer and Seller shall agree upon a statement setting forth their good faith determination of the manner in which the Purchase Price is to be allocated among the Purchased Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Partners and Seller for all purposes, and neither Seller nor any Partner shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

     1.8      CLOSING.

              (a) The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Cooley Godward LLP in San Francisco, California, at 10:00 a.m. on the date hereof (the "Closing Date").

              (b)     At the Closing:

                      (i) Seller shall execute and deliver to Buyer the Bill of Sale in the form attached as Exhibit D and such bills of sale, endorsements, assignments and other documents and records as may (in the reasonable judgment of Buyer or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to Buyer good, valid and marketable title to the Purchased Assets free of any Encumbrances (other than the Assumed Liabilities);

                      (ii) Buyer shall issue and deliver to Seller the Initial Shares;


                                       5.

                      (iii) Seller shall issue and deposit the Escrow Shares in the Escrow Account;

                      (iv) Buyer shall execute and deliver to Seller the Assumption Agreement;

                      (v) each of the Consents identified in Part 2.25 of the Disclosure Schedule shall have been obtained by Seller, shall be in full force and effect, and shall be delivered to Buyer;

                      (vi) Buyer shall have received an opinion of Bartt G. Thompson P.C., dated the Closing Date, in the form of Exhibit E; and

                      (vii) each employee of Seller shall have executed and delivered to Buyer a Proprietary Information Agreement in the form attached hereto as Exhibit F (a "Proprietary Information Agreement").

     1.9      RESALE SHELF.

              (a) On or before August 18, 1999, Buyer shall file a registration statement on Form S-3 ("Registration Statement") with the SEC for the public sale by Seller or the Partners of the Initial Shares. If the SEC decides not to review the Registration Statement, Buyer shall use commercially reasonable efforts to cause the Registration Statement to become effective not later than seven days following the SEC's communication of such no-review to Buyer. If the SEC does review the Registration Statement, Buyer shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as possible and in any event no later than 75 days after the date of filing and to remain effective for a period of 90 days following such date of effectiveness. Buyer shall pay all expenses in connection with the preparation and filing of the Registration Statement, but in no event will Buyer be obligated to pay Seller's or the Partners' underwriting discounts, if any.

              (b) Notwithstanding the foregoing, Buyer's obligation to file or maintain the effectiveness of the Registration Statement shall be suspended for a period of up to 60 days if Buyer furnishes to Seller and the Partners a certificate signed by the Chief Executive Officer of Buyer stating that in the good faith judgment of Buyer it would be materially harmful to Buyer for such Registration Statement to be filed or maintained effective at such time; PROVIDED, HOWEVER, that if the Registration Statement shall have already been declared effective, then Buyer shall maintain the effectiveness of the Registration Statement for an additional period equal to the number of days during which the effectiveness was suspended. Buyer shall notify Seller and the Partners of the date the Registration Statement becomes effective at the time the Registration Statement becomes effective.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PARTNERS

              Except as set forth in the Disclosure Schedule with respect to specifically identified subsections of this Section 2, Seller and the Partners jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:


                                       6.

     2.1      DUE ORGANIZATION; GOOD STANDING; AUTHORITY; NO SUBSIDIARIES.

              (a) Seller is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

              (b) Seller is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign entity in any jurisdiction.

              (c) PSLI has the authority under the Limited Partnership Agreement of Public Software Library, Ltd. dated March 7, 1998 (the "Partnership Agreement") to execute this Agreement and to perform the transactions contemplated herein on behalf of Seller.

              (d) Seller has no subsidiaries and Seller has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature, in any entity.

     2.2 PARTNERSHIP DOCUMENTS; RECORDS. Seller has delivered to Buyer accurate and complete copies of: (a) the Partnership Agreement and certificate of limited partnership, including all amendments thereto; (b) the partnership records of Seller; and (c) all of the minutes and other records of the meetings and other actions or proceedings of the Partners of Seller. The books of account, partnership records, minute books and other records of Seller are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3 CAPITALIZATION. Payment Services Link, Inc., a Texas corporation and the sole general partner of Seller ("PSLI"), is the sole general partner of Seller and the Partners are the sole limited partners of Seller. No other person or entity owns any economic interest in Seller other than PSLI and the Partners. The ownership interest of each of the Partners is indicated in Part 2.3 of the Disclosure Schedule.

     2.4      FINANCIAL STATEMENTS.

              (a) Seller has delivered to Buyer the following financial statements and notes (collectively, the "Seller Financial Statements"):

                      (i) The unaudited balance sheet of Seller as of December 31, 1998, and the related unaudited income statement, for the period then ended; and

                      (ii) the unaudited balance sheet of Seller as of February 28, 1999 (the "Balance Sheet"), and the related unaudited income statement of Seller for the two months then ended.

              (b) Seller Financial Statements are accurate and complete in all material respects and present fairly the financial position of Seller as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of Seller for the periods covered thereby. Seller Financial Statements have


                                       7.

been prepared in accordance with GAAP on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) recognize revenue at the gross value of customer charges rather than the net value and do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 ABSENCE OF CHANGES. Since the date of the Balance Sheet (the "Balance Sheet Date"):

              (a) there has not been any material adverse change in Seller's business, condition, assets, liabilities, operations, financial performance or prospects and, to the best of the knowledge of Seller and the Partners, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on Seller;

              (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Seller's assets (whether or not covered by insurance);

              (c) Seller has not declared, accrued, set aside or paid any distribution to its partners, and has not repurchased, redeemed or otherwise reacquired any partnership interests or other securities;

              (d) Seller has not sold, issued or authorized the issuance of (i) any partnership interests or other security, (ii) any option or right to acquire any partnership interests or any other security, or (iii) any instrument convertible into or exchangeable for any partnership interests or other security;

              (e) there has been no amendment to the Partnership Agreement, and Seller has not effected or been a party to any Acquisition Transaction;

              (f) Seller has not formed any subsidiary or acquired any equity interest or other interest in any other entity;

              (g) Seller has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Seller since the Balance Sheet Date, exceeds $20,000;

              (h) Seller has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

              (i) Seller has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Seller's past practices;


                                       8.

              (j) Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

              (k) The amount of customer chargebacks of credit card charges ("Chargebacks") during the current year has not increased materially from the prior year;

              (l) Seller has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with Seller's past practices;

              (m) Seller has not (i) lent money to any Person (other than as disclosed in Part 2.7(b) of the Disclosure Schedule and pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

              (n) Seller has not (i) established or adopted any employee benefit Plans (as such term is defined in Section 2.15(a)), (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

              (o) Seller has not changed any of its methods of accounting or accounting practices in any respect;

              (p)     Seller has not made any Tax election, other than a
Section 754 Partnership Election to increase the value of Seller's assets as a result of a sale of a partnership interest;

              (q)     Seller has not commenced or settled any Legal Proceeding;

              (r) Seller has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

              (s) Seller has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

     2.6      TITLE TO ASSETS.

              (a) Seller owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Balance Sheet; and (ii) all other assets reflected in Seller's books and records as being owned by Seller. All of said assets are owned by Seller free and clear of any liens or other Encumbrances, except for (x) any lien for current Taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Seller.

              (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of Seller and that are being leased or licensed to Seller.


                                       9.

     2.7      BANK ACCOUNTS; RECEIVABLES.

              (a) Part 2.7(a) of the Disclosure Schedule identifies each account maintained by or for the benefit of Seller at any bank or other financial institution and the names of each Person authorized to access such account.

              (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete report showing all accounts receivable, notes receivable and other receivables of Seller as of the Balance Sheet Date. All existing accounts receivable of Seller (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected)
(i) represent valid obligations of customers of Seller arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and collectible in full, except for any Chargebacks not known to Seller. None of Seller's accounts receivable is subject to any Encumbrance, offset, setoff or counterclaim and neither Seller nor the Partners have any knowledge of any facts or circumstances that would give rise to any Encumbrance.

     2.8      EQUIPMENT; LEASEHOLD.

              (a) All material items of equipment and other tangible assets owned by or leased to Seller are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Seller's business in the manner in which such business is currently being conducted.

              (b) Part 2.8(b) of the Disclosure Schedule identifies all real property owned or leased by Seller.

     2.9      PROPRIETARY ASSETS.

              (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Seller Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Seller Proprietary Assets owned by Seller. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Seller by any Person (except for any Proprietary Asset that is licensed to Seller under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to Seller. Seller has good, valid and marketable title to all of Seller Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Part 2.9(a)(iv) of the Disclosure Schedule sets forth all obligations of Seller to make any payment to any Person for the use of any Seller Proprietary Asset. Seller has not developed jointly with any other Person any Seller Proprietary Asset with respect to which such other Person has any rights.


                                      10.

              (b) Seller has taken measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets and otherwise to maintain and protect the value of all Seller Proprietary Assets. Part 2.9(b) of the Disclosure Schedule identifies all Persons to whom Seller has disclosed or delivered or permitted the disclosure or delivery of:
(i) the source code, or any portion or aspect of the source code, of any Seller Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Seller Proprietary Asset, other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule.

              (c) To the best of Seller's and the Partners' knowledge, none of the Seller Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Seller is not infringing, misappropriating or making any unlawful use of, and Seller has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of Seller and the Partners, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset.

              (d)     Except as set forth in Part 2.9(d) of the Disclosure
Schedule: (i) each Seller Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Seller; and
(ii) there has not been any claim by any customer or other Person alleging that any Seller Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by Seller to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Seller, and, to the best of the knowledge of Seller and the Partners, there is no basis for any such claim. Seller has established adequate reserves on the Balance Sheet to cover all costs associated with any obligations that Seller may have with respect to the correction or repair of programming errors or other defects in Seller Proprietary Assets.

              (e) Seller Proprietary Assets constitute all the Proprietary Assets necessary to enable Seller to conduct its business in the manner in which such business has been and is being conducted. Part 2.9(e) of the Disclosure Schedule sets forth (i) any license by Seller of Seller Proprietary Assets to any Person on an exclusive basis, and (ii) any covenant not to compete or Contract limiting Seller's ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

              (f) All current employees of Seller will execute and deliver to Seller a confidentiality agreement substantially in the form previously delivered to Buyer, and all current consultants and independent contractors of Seller will execute and deliver to Seller a confidentiality agreement substantially in the form previously delivered to Buyer.

              (g) To the knowledge of Seller and the Partners, (i) each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by Seller for its internal business


                                      11.

operations is Year 2000 Compliant; and (ii) each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any person or entity by Seller is Year 2000 Compliant. To the knowledge of Seller and the Partners, Seller has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to above to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant, and has obtained warranties or other written assurances from each of its suppliers to the effect that the products and services provided by such suppliers to Seller is Year 2000 Compliant.

     2.10     CONTRACTS.

              (a)     Part 2.10 of the Disclosure Schedule identifies:

                      (i) each Seller Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                      (ii) each Seller Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                      (iii) each Seller Contract imposing any restriction on Seller's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (D) develop or distribute any technology;

                      (iv) each Seller Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                      (v) each Seller Contract relating to the acquisition, issuance or transfer of any securities;

                      (vi) each Seller Contract relating to the creation of any Encumbrance with respect to any asset of Seller;

                      (vii) each Seller Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                      (viii) each Seller Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                      (ix) any other material Seller Contract that was entered into outside the ordinary course of business or was inconsistent with Seller's past practices;

                      (x) any other Seller Contract that has a term of more than 60 days and that may not be terminated by Seller (without penalty) within 60 days after the delivery of a termination notice by Seller; and


                                      12.

                      (xi) any other Seller Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

Contracts in the respective categories described in clauses "(i)" through "(xi)" above are referred to in this Agreement as "Material Contracts."

              (b) Seller has delivered to Buyer accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Seller Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect and, to the knowledge of Seller and the Partners, is enforceable by Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

              (c)     Except as set forth in Part 2.10 of the Disclosure
Schedule:

                      (i) Seller has not materially violated or breached, or committed any default under, any Seller Contract, and, to the knowledge of Seller and the Partners, no other Person has violated or breached, or committed any default under, any Seller Contract;

                      (ii) to the best of the knowledge of Seller and the Partners, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; and

                      (iii) Seller has not waived any of its material rights under any Material Contract.

     2.11 LIABILITIES. Seller has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by Seller since the Balance Sheet Date in the ordinary course of business and consistent with Seller's past practices; and (c) liabilities under Seller Contracts identified in Part 2.10 of the Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Seller is, and has at all times since December 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Seller. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1997, Seller has not received any notice or other communication from any


                                      13.

Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by Seller, and Seller has delivered to Buyer accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to conduct its business. Seller is, and at all times since December 31, 1997 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since December 31, 1997, Seller has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension or modification of any Governmental Authorization.

     2.14     TAX MATTERS.

              (a) All Tax Returns required to be filed by or on behalf of Seller with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Seller Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on Seller Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Seller has delivered to Buyer accurate and complete copies of all Seller Returns filed since December 31, 1997 that have been requested by Buyer.

              (b) Seller Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Seller will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date, and Seller will disclose the dollar amount of such reserves to Buyer on or prior to the Closing Date.

              (c) Part 2.14 of the Disclosure Schedule identifies all examinations or audits of any Seller Return. Seller has delivered to Buyer accurate and complete copies of all audit reports and similar documents (to which Seller has access) relating to Seller Returns. Part 2.14 of the Disclosure Schedule sets forth any extension or waiver of the limitation period applicable to any of Seller Returns that has been granted to Seller or has been requested by Seller.

              (d) No claim or Legal Proceeding is pending or has been threatened against or with respect to Seller in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Seller with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Seller and with respect to which adequate


                                      14.

reserves for payment have been established). There are no liens for Taxes upon any of the assets of Seller except liens for current Taxes not yet due and payable. Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Seller has not been, and Seller will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     2.15     EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

              (a) Part 2.15(a) of the Disclosure Schedule lists each salary, bonus, employee pension, profit sharing, deferred compensation, severance, cafeteria, equity incentive, incentive, golden parachute, group or individual medical and health benefits, welfare, insurance or other employee benefit plan, program or arrangement regardless of whether such plan is described in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") that is maintained by Seller or to which Seller is required to contribute on behalf of employees of Seller, and the basis of Seller's contributions. Seller's 401(k) Plan, and any other retirement plan sponsored or contributed to by Seller that is intended to be a qualified plan, is a qualified plan under Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service or for which Seller has made application for a favorable determination letter within the applicable time limits of Section 401(b) of the Code, complies in all respects with ERISA and has been administered in compliance with ERISA and the Code. With respect to each Plan listed in Part 2.15(a) of the Disclosure Schedule, Seller does not have any liability for any failure to comply with ERISA or the Code or for any action or failure to act in connection with the administration of such Plan. Seller does not sponsor any Plan that is subject to Section 412 of the Code or Title IV of ERISA or is a multiemployer plan, and no reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Plan and no proceeding by the Pension Benefit Guaranty Corporation ("PBGC") has been commenced to terminate any Plan. Seller does not participate in, sponsor or contribute to a multiple employer welfare arrangement ("MEWA"). No liability under the Plans exists that, on or after the Closing Date, could subject Seller to any liability or have any adverse effect on the assets of Seller, and no event has occurred which might give rise to any such liability or which could subject Seller to any such liability or have any adverse effect on the business, financial condition or results of operations of Seller.

              (b)     In addition to, but not in limitation of, the foregoing,
(i) Seller has complied in all respects with the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) no nonexempt prohibited transactions under the Code or ERISA have occurred with respect to any Plan; and (iii) there are no current investigations or audits of any of the Plans by any governmental agency, nor has Seller been notified in writing or orally of such a pending investigation or audit. Seller has the power to amend or terminate any of the Plans, or any contracts, related to the Plans, at any time and with no penalty. No claim under ERISA has been filed with respect to any Plan. Seller has provided copies of all Plan documents and amendments thereto, trust agreements, contracts relating to the Plan administration, determination letter or, if none, application to the Internal Revenue Service for a determination letter, all Form 5500s for the last three years, including schedules and


                                      15.

attachments, the most recent summary plan descriptions and summaries of material modifications and the most recent annual report.

              (c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee, consultant or director of Seller (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

              (d) Part 2.15(d) of the Disclosure Schedule contains a list of all salaried employees and all consultants of Seller as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of hire and their positions. Seller is not a party to any collective bargaining contract or other Contract with a labor union or similar organization involving any of its employees. All of Seller's employees are "at will" employees. Seller has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, policy statements and other materials relating the employment of Seller's employees.

              (e) Part 2.15(e) of the Disclosure Schedule identifies each employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

              (f) Seller is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

              (g) Seller has good labor relations, and neither Seller nor the Partners have any reason to believe that (i) the consummation of the Acquisition or any of the other transactions contemplated by this Agreement will have a Material Adverse Effect on Seller's labor relations, or (ii) any of Seller's employees intends to terminate employment with Seller.

     2.16 ENVIRONMENTAL MATTERS. Seller is in compliance in all material respects with all applicable Environmental Laws. Seller has not received any notice or other communication that alleges that Seller is not in compliance with any Environmental Law, and, to the best of the knowledge of Seller and the Partners, there are no circumstances that may prevent or interfere with Seller's compliance with any Environmental Law in the future. To the best of the knowledge of Seller and the Partners, no current or prior owner of any property leased or controlled by Seller has received any notice or other communication that alleges that such current or prior owner or Seller is not in compliance with any Environmental Law. All Governmental Authorizations currently held by Seller pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

     2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of Seller and identifies any material claims


                                      16.

made thereunder, and Seller has delivered to Buyer accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure
Schedule is in full force and effect. Since December 31, 1995, Seller has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1995 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Seller; (b) no Related Party is, or has at any time since December 31, 1995 been, indebted to Seller; (c) since December 31, 1995, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving Seller; (d) no Related Party is competing, or has at any time since December 31, 1995 competed, directly or indirectly, with Seller; and (e) no Related Party has any claim or right against Seller (other than rights to receive compensation for services performed as an employee of Seller).

     2.19     LEGAL PROCEEDINGS; ORDERS.

              (a) There is no pending Legal Proceeding, and (to the best of the knowledge of Seller and the Partners) no Person has threatened to commence any Legal Proceeding: (i) that involves Seller or any of the assets owned or used by Seller or any Person whose liability Seller has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Seller and the Partners, no event has occurred, and no claim, dispute or other circumstance exists that could reasonably be expected to serve as a basis for the commencement of any such Legal Proceeding.

              (b) No Legal Proceeding has ever been commenced by or has ever been pending against Seller.

              (c) There is no order, writ, injunction, judgment or decree to which Seller, or any of the assets owned or used by Seller, is subject. The Partners are not subject to any order, writ, injunction, judgment or decree that relates to Seller's business or to any of the assets owned or used by Seller. To the best of the knowledge of Seller and the Partners, no officer or other employee of Seller is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Seller's business.

     2.20 CUSTOMERS. Part 2.20 of the Disclosure Schedule sets forth the names and amounts of the respective purchases for fiscal 1998 for each of the 20 largest clients of Seller. Neither Seller nor the Partners are aware nor has any reason to believe that any of the customers listed on Part 2.20 of the Disclosure Schedule has reduced materially or terminated, or intends to reduce materially or to terminate, the amount of its business with Seller.


                                      17.

     2.21 MATERIAL RELATIONSHIPS. Except as provided in Part 2.21 of the Disclosure Schedule, no supplier to or customer or distributor of Seller has notified Seller of an intention to terminate or substantially alter its existing business relationship with Seller, and neither Seller nor the Partners have any reason to believe that such termination or alteration of the relationship with Seller is likely to occur.

     2.22 SALES POLICIES; WARRANTIES. Part 2.22 of the Disclosure Schedule lists all sales or product fitness warranty policies of Seller. No person or entity has asserted or, to the best knowledge of Seller and the Partners, threatened to assert a claim for a breach of any such warranty policy.

     2.23 BROKERS AND FINDERS. None of Seller or any of its officers, directors, employees or agents nor the Partners has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which Seller may ever be in any way responsible with respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     2.24 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Seller and the Partners has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller and the Partners of this Agreement has been duly authorized by all necessary action on the part of Seller and the Partners, as applicable. This Agreement constitutes the legal, valid and binding obligation of each of Seller and the Partners, enforceable against Seller and the Partners in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.25 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (a) contravene, conflict with or result in a violation of any of the provisions of the Partnership Agreement;

              (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller, or any of the assets owned or used by Seller, is subject;

              (c) contravene or result in a violation of, or give any Governmental Body the right to revoke, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to Seller's business;

              (d) contravene or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or


                                      18.

performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

              (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Seller (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Seller).

Except as set forth in Part 2.25 of the Disclosure Schedule, Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

     2.26 REAL ESTATE LEASE . Part 1.1(c) of the Disclosure Schedule lists all Leased Real Property of Seller. That certain lease for the premises located at 5925 Kirby, Nos. 207, 209 and 211, Houston, Texas, expired pursuant to its terms.

     2.27 FULL DISCLOSURE. No representation or warranty by Seller or the Partners contained in this Agreement, and no statement contained in any letter, certificate, schedule, exhibit, list or other writing furnished to Buyer by Seller or the Partners in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the best of Seller's and the Partners' knowledge, all copies of all writings furnished to Buyer by Seller or the Partners hereunder or in connection with the transactions contemplated hereby are true and complete.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF BUYER

              Except as set forth in the Disclosure Schedule with respect to specifically identified subsections of this Section 3, Buyer represents and warrants to Seller and the Partners as follows:

     3.1      SEC FILINGS; FINANCIAL STATEMENTS.

              (a) Buyer has delivered to Seller accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Buyer with the SEC between January 1, 1998 and the date of this Agreement (the "Buyer SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) The consolidated financial statements contained in Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and


                                      19.

regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Buyer and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Buyer and its subsidiaries for the periods covered thereby.

     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Buyer has the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary action on the part of Buyer and its board of directors. No vote of Buyer's stockholders is needed to approve the Acquisition. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 VALID ISSUANCE. The Common Stock issued by Buyer in the Acquisition will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4 BROKERS AND FINDERS. None of Buyer or any of its officers, directors, employees or agents has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which the Partners may ever be in any way responsible with respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     3.5 FULL DISCLOSURE. No representation or warranty by Buyer contained in this Agreement, and no statement contained in any letter, certificate, schedule, exhibit, list or other writing furnished to Seller or the Partners in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All copies of all writings furnished to Seller or the Partners by Buyer hereunder or in connection with the transactions contemplated hereby are true and complete.

SECTION 4.    ADDITIONAL COVENANTS OF THE PARTIES

     4.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Acquisition and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Acquisition and the other transactions contemplated by this Agreement. Seller shall (upon request) promptly deliver to Buyer a copy of each such filing made, each such notice given and each such Consent obtained by Seller.


                                      20.

     4.2 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither Seller nor the Partners shall (and Seller shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Acquisition, or regarding any of the other transactions contemplated by this Agreement, without Buyer's prior written consent, and (b) Buyer will use reasonable efforts to consult with Seller prior to issuing any press release or making any public statement regarding the Acquisition.

     4.3 NONCOMPETITION AGREEMENT; INVESTMENT REPRESENTATION LETTER. At or prior to the Closing, Seller and the Partners shall execute and deliver to Seller and Buyer a Noncompetition Agreement in the form of Exhibit G (a "Noncompetition Agreement") and an Investment Representation Letter in the form of Exhibit H (a "Investment Letter").

     4.4 RELEASE. At the Closing, the Partners shall execute and deliver to Seller a Release in the form of Exhibit I (the "Release").

SECTION 5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

              The obligations of Buyer to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     5.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Seller and the Partners in this Agreement and in each of the other agreements and instruments delivered to Buyer in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date (without giving effect to any update to the Disclosure Schedule).

     5.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Seller and the Partners are required to comply with or perform at or prior to the Closing shall have been complied with and performed in all respects.

     5.3 CONSENTS. All Consents required to be obtained in connection with the Acquisition and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     5.4 AGREEMENTS AND DOCUMENTS. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:

              (a)     the Escrow Agreement executed by the Partners;

              (b) the Noncompetition Agreement executed by each of the Partners;

              (c)     the Investment Letter executed by Seller and the Partners;

              (d)     the Release executed by each of the Partners;


                                      21.

              (e) a Proprietary Information Agreement executed by all employees of Seller and by all consultants and independent contractors to Seller who have not already signed such agreements; and

              (f) a legal opinion of Bartt G. Thompson P.C., dated as of the Closing Date, in the form of Exhibit E; and

              (g)     a certificate executed by the Partners certifying that
(1) the Partnership Agreement is in full force and effect on the Closing Date,
(2) all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken by the Partners, and (3) the conditions set forth in Section 5.1 and 5.3 have been satisfied, all in such reasonable detail as Buyer and its counsel shall request.

     5.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal.

     5.6 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Acquisition or seeking to prohibit or limit the exercise by Buyer of any material right pertaining to its ownership of the assets acquired hereby.

     5.7 EMPLOYEES. None of the individuals identified on Exhibit J shall have ceased to be employed by, or expressed an intention to terminate their employment with, Seller.

     5.8 REPAYMENT OF NOTE. That certain promissory note dated March 11, 1999, in the original principal amount of $200,000, made by Mason Jar Restaurant Group, Inc. in favor of Seller (the "Mason Jar Note") shall have been repaid or repurchased in full.

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

              The obligations of Seller to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Buyer in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Buyer are required to comply with or perform at or prior to the Closing shall have been complied with and performed in all respects.


                                      22.

     6.3 DOCUMENTS. Seller and Partners shall have received the following documents:

              (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit K;

              (b)     the Escrow Agreement executed by Buyer; and

     6.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal.

SECTION 7.    INDEMNIFICATION

     7.1      SURVIVAL OF REPRESENTATIONS.

              (a) The representations and warranties made by Seller and the Partners (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in Seller and Partners Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Partners a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Partners (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 7.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Buyer shall terminate and expire as of the date that the Registration Statement is filed pursuant to Section 1.9 above, and any liability of Buyer with respect to such representations and warranties shall thereupon cease.

              (b) The representations, warranties, covenants and obligations of Seller and the Partners, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

              (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller and the Partners in this Agreement.

     7.2      INDEMNIFICATION BY SELLER AND THE PARTNERS.

              From and after the Effective Time (but subject to Section
7.1(a)), Seller and the Partners (collectively, the "Indemnitors") shall jointly and severally hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the


                                      23.

Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in Seller and the Partners' Closing Certificate; (ii) any breach of any covenant or obligation of the Indemnitors; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

     7.3      THRESHOLD; CEILING.

              (a) The Indemnitors shall not be required to make any indemnification payment pursuant to Section 7.2 for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate. If the total amount of such Damages exceeds $25,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages, including claims for Damages included in the initial $25,000.

              (b) The maximum liability of the Indemnitors under Section 7 for breaches of the representations and warranties set forth in Section 2 shall be $3,250,000; PROVIDED, HOWEVER, that notwithstanding the foregoing, the maximum liability of Nelson Ford and Kay Ford shall be limited to $325,000.

     7.4 SATISFACTION OF INDEMNIFICATION CLAIM. In the event the Indemnitors have any liability (for indemnification or otherwise) to any Indemnitee under this Section 7, the Indemnitors shall satisfy such liability first, by delivering from the Escrow Account to such Indemnitee the number of shares of Common Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the average closing price of the Common Stock as reported on the Nasdaq National Market System for the ten trading days preceding the date such liability is satisfied, and second, to the extent shares of Common Stock are not available in the Escrow Account to satisfy in full such liability, then such difference in cash.

     7.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Buyer or against any other Person) with respect to which the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 7, Buyer shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Buyer so proceeds with the defense of any such claim or Legal
Proceeding:

              (a) subject to the provisions of Section 7.3, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;


                                      24.

              (b) the Indemnitors shall make available to Buyer any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

              (c) the Indemnitors shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Indemnitors; PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld.

Buyer shall give the Indemnitors prompt notice of the commencement of any such Legal Proceeding against Buyer; PROVIDED, HOWEVER, that any failure on the part of Buyer to so notify the Indemnitors shall not limit any of the obligations of the Indemnitors under this Section 7 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

SECTION 8.    MISCELLANEOUS PROVISIONS

     8.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     8.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

     8.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     8.4 NOTICES. All notices and other communications required or permitted under this Agreement and the transactions contemplated hereby shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next "Business Day" (meaning a day, other than a Saturday or a Sunday, or a federal holiday upon which offices of the federal government are not open for business) following receipt of facsimile transmission, or upon the fifth day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:

              (a)      If to Buyer:

                       DIGITAL RIVER, INC.
                       9625 West 76th Street, Suite 150
                       Eden Prairie, Minnesota  55344
                       Attention:       Perry Steiner
                       Telephone:       (612) 830-9042
                       Facsimile:       (612) 830-1154


                                      25.

              with a copy (not constituting notice) to:

                       COOLEY GODWARD LLP
                       One Maritime Plaza, 20th Floor
                       San Francisco, CA  94111
                       Attention:       Michael Sullivan, Esq.
                       Telephone:       (415) 693-2000
                       Facsimile:       (415) 951-3699

              (b)      If to Seller or the Partners:

                       PUBLIC SOFTWARE LIBRARY LTD.
                       3400 Montrose, Suite 909
                       Houston, TX  77006
                       Attention:       Alan Beauchamp
                       Telephone:       (713) 610-1087
                       Facsimile:       (713) 523-9803

              with a copy (not constituting notice) to:

                       DISHONGH & THOMPSON
                       One Memorial City Plaza
                       800 Gessner, Suite 1200
                       Houston, TX  77024
                       Attention:       Randy Dishongh, Esq.
                       Telephone:       (713) 932-9988
                       Facsimile:       (713) 932-6124

Any party may alter the address to which its communications are to be sent by giving notice of such change in conformity with the provisions of this Section
8.4 for the giving of notice.

     8.5 CONFIDENTIALITY. On and at all times after the Closing Date, the Partners shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Partners' possession that relates to the business of Seller or Buyer.

     8.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     8.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     8.8 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Minnesota (without giving effect to principles of conflicts of laws).


                                      26.

     8.9 SUCCESSORS AND ASSIGNS. Buyer may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. The rights and obligations of Seller and the Partners may not be assigned by Seller or the Partners without the prior written consent of Buyer. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

     8.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

     8.11     WAIVER.

              (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

              (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Buyer, Seller and Partners holders of not less than 66-2/3% of the partnership interests of Seller.

     8.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     8.14 ENTIRE AGREEMENT. This Agreement, the Schedules, Exhibits, instruments and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and


                                      27.

understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Confidentiality Agreement executed by and between Buyer and Seller shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

     8.15     CONSTRUCTION.

              (a) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

              (b) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     8.16     ACKNOWLEDGEMENT. PSLI hereby acknowledges and agrees pursuant to
Section 9.3 of the Partnership Agreement to the assignment by Nelson R. Ford, Jr. and Kay Ford (collectively, the "Fords") of certain of the Ford's limited partnership interests in Seller pursuant to that (a) Sale Agreement dated March 7, 1998, between the Fords and Randy Dishongh evidencing the sale by the Fords to Dishongh of a 29.7% ownership interest in Seller, (b) Sale Agreement dated March 7, 1998, between the Fords and Steve Scully evidencing the sale by the Fords to Steve Scully of a 9.9% ownership interest in Seller, (c) Sale Agreement dated March 7, 1998, between the Fords and Christopher Scully evidencing the sale by the Fords to Christopher Scully of a 19.8% ownership interest in Seller, and (d) Sale Agreement dated March 7, 1998, between the Fords and Alan Beauchamp, evidencing the sale by the Fords to Beauchamp of a 29.7% ownership interest in the Partnership.

     8.17 AMENDMENT OF PARTNERSHIP AGREEMENT. Each of the Partners agrees that the Partnership Agreement is hereby amended to delete Section 11.3 (SALE OF ASSETS) thereof.


                                      28.

     The parties hereto have caused this Agreement to be executed and delivered as of the date indicated above.

                                          "BUYER"

                                           DIGITAL RIVER, INC.,
                                             a Delaware corporation


                                           By:   /s/ Perry Steiner
                                                ------------------------------
                                                 Name:  Perry Steiner
                                                 Title: President


                                          "SELLER"

                                           PUBLIC SOFTWARE LIBRARY LTD.,
                                             a Texas limited partnership

                                               By Its General Partner:

                                               PAYMENT SERVICES LINK, INC.,
                                                  a Texas corporation

                                               By:  /s/ Alan Beauchamp
                                                ------------------------------
                                                    Name:  Alan Beauchamp
                                                    Title:  President

                                         THE "PARTNERS"

                                         PAYMENT SERVICES LINK, INC.,
                                         a Texas corporation,
                                         the general partner


                                         By:  /s/ Alan Beauchamp
                                            ----------------------------------
                                             Name:  Alan Beauchamp
                                             Title:  President

                                             /s/ Nelson Ford
                                         -------------------------------------

                                             /s/ Kay Ford
                                         -------------------------------------
                                         NELSON AND KAY FORD, limited partners

                                          /s/ Randy Dishongh
                                         -------------------------------------
                                         RANDY DISHONGH, a limited partner

                                          /s/ Steve Scully
                                         -------------------------------------
                                         STEVE SCULLY, a limited partner

                                          /s/ Christopher Scully
                                         -------------------------------------
                                         CHRISTOPHER SCULLY, a limited partner

                                          /s/ Alan Beauchamp
                                         -------------------------------------
                                         ALAN BEAUCHAMP, a limited partner

                                    EXHIBIT A
                               CERTAIN DEFINITIONS


         For purposes of the Agreement (including this Exhibit A):

         "ACQUISITION TRANSACTION" shall mean any transaction involving:

              (a) the sale, license, disposition or acquisition of all or a material portion of Seller's business or assets;

              (b) the issuance, disposition or acquisition of (i) any partnership interest or other security of Seller, or (ii) any option, call, warrant, convertible instrument or right (whether or not immediately exercisable) to acquire any partnership interest or other security of Seller; or

              (c) any merger, consolidation, business combination, reorganization or similar transaction involving Seller.

         "AFFILIATE" means and include: (i) any current or former partner of Seller; (ii) any sibling, uncle, aunt, niece or nephew of any person described in clause (i); (iii) any ancestor or lineal descendant of any person described in clauses (i) or (ii); (iv) any current or former spouse of any person described in clauses (i), (ii) or (iii) or any person who is a member of the same household of the person described in clauses (i), (ii) or (iii) or who has resided with such person for more than 10 days in any calendar year; (v) any ancestor or lineal descendant of any person described in clauses (i), (ii),
(iii) or (iv); or (vi) any entity or person in which any of the foregoing have a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

         "AGREEMENT" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         "COMMON STOCK" shall mean the common stock of Buyer.

         "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         "CONTRACT" shall mean any written agreement, contract, subcontract, lease, understanding, instrument, promissory note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         "DAMAGES" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.


                                       1.

         "DISCLOSURE SCHEDULE" shall mean the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of Seller and the Partners, and delivered to Seller and the Partners on behalf of Buyer.

         "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         "ENVIRONMENTAL LAW" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" shall mean generally accepted accounting principles.

         "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         "INDEMNITEES" shall mean the following Persons: (a) Buyer; (b) Buyer's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Partners shall not be deemed to be an "Indemnitee."

         "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.


                                       2.

         "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including but not limited to, any bulk transfer law.

         "MATERIAL ADVERSE EFFECT" means a violation or other matter will be deemed to have a "Material Adverse Effect" on Seller if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in Seller and Partners Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on Seller's business, condition, assets, liabilities, operations, financial performance or prospects.

         "PERSON" shall mean any individual, Entity or Governmental Body.

         "PROPRIETARY ASSET" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         "RELATED PARTY" shall mean: (i) the Partners; (ii) each individual who is, or who has at any time since December 31, 1997 been, an officer of Seller;
(iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other entity (other than Seller) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

         "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SELLER CONTRACT" shall mean any Contract: (a) to which Seller is a party; (b) by which Seller or any of its assets is or may become bound or under which Seller has, or may become subject to, any obligation; or (c) under which Seller has or may acquire any right or interest.

         "SELLER PROPRIETARY ASSET" shall mean any Proprietary Asset owned by or licensed to Seller or otherwise used by Seller.

          "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment,


                                       3.

tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "TRADE RIGHTS" means and include: (i) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) all United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all United States and foreign patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith;
(iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property.

         "YEAR 2000 COMPLIANT" means, with respect to a computer, computer program or other item of software (i) the functions, calculations, and other computing processes of the computer, program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) the computer, program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the computer, program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.


                                       4.

                                    EXHIBIT B
                                  BILL OF SALE

                                   (ATTACHED)

                                    EXHIBIT C
                                ESCROW AGREEMENT

                                   (ATTACHED)

                                    EXHIBIT D
                              ASSUMPTION AGREEMENT

                                   (ATTACHED)

                                    EXHIBIT E
                 FORM OF LEGAL OPINION OF BARTT G. THOMPSON P.C.

                                   (ATTACHED)

                                    EXHIBIT F
                    FORM OF PROPRIETARY INFORMATION AGREEMENT

                                   (ATTACHED)

                                    EXHIBIT G
                        FORM OF NONCOMPETITION AGREEMENT

                                   (ATTACHED)

                                    EXHIBIT H
                        INVESTMENT REPRESENTATION LETTER

                                   (ATTACHED)

                                    EXHIBIT I
                                 FORM OF RELEASE

                                   (ATTACHED)

                                    EXHIBIT J
                          LIST OF SELLER KEY EMPLOYEES

Alan Beauchamp
Scott Ulrich

                                    EXHIBIT K
                   FORM OF LEGAL OPINION OF COOLEY GODWARD LLP

                                   (ATTACHED)